Exhibit 5.1
Fulbright & Jaworski l.l.p.
A Registered Limited Liability Partnership
666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
www.fulbright.com

telephone: (212) 318-3000	facsimile: (212) 318-3400

October 20, 2010

Republic Airways Holdings Inc.
8909 Purdue Road, Suite 300
Indianapolis, Indiana 46268

Ladies and Gentlemen:

We have acted as counsel to Republic Airways Holdings Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the Company’s registration pursuant to a registration statement on Form S-3 (such registration statement, as it may be amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of (i) common stock, $.001 par value per share, of the Company (the “Common Stock”); (ii) debt securities in one or more series (the “Debt Securities”); and (iii) units comprised of Common Stock and Debt Securities, in any combination (the “Units”), having an aggregate public offering price not to exceed $150,000,000, in each case on terms to be determined at the time of offering by the Company.  The Common Stock, Debt Securities and Units are collectively referred to herein as the “Securities.”  The Securities will be offered in amounts, at prices and on terms to be set forth in supplements (each, a “Prospectus Supplement”) to the prospectus (the “Prospectus”) contained in the Registration Statement.

We have examined such records of the Company, other documents and questions of law as we have considered necessary or appropriate for the purposes of this opinion letter.  In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

In addition, in connection with rendering the opinions set forth below, we have assumed that:

(a)           the Certificate of Incorporation and Bylaws of the Company, each as amended through the date hereof, will not have been further amended in any manner that would affect any legal conclusion set forth herein;

(b)           the consideration paid for any shares of Common Stock will comply with Section 153(a) or (b) of the Delaware General Corporation Law (the “DGCL”) or any successor provision;

(c)           the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective;

(d)           a Prospectus Supplement will have been prepared and filed with the Securities and Exchange Commission (the “Commission”) describing the Securities offered thereby;

(e)           all Securities will be offered and sold in compliance with applicable federal and state securities or “blue sky” laws and in the manner specified in the Registration Statement and the applicable Prospectus Supplement;

(f)           with respect to Securities to be offered through an agent, underwriter or dealer or to or through a market maker, the form, terms and conditions of a definitive purchase, placement, agency, underwriting or similar agreement with respect to such Securities or, with respect to Securities to be sold by the Company directly to investors in privately negotiated transactions, the form, terms and conditions of a definitive purchase agreement with respect to such Securities (such agreement with respect to any offering of Securities, the “Definitive Agreement”), will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

(g)           in the case of Common Stock, or Units which include shares of Common Stock, the Board of Directors of the Company will have taken all necessary corporate action to approve the issuance of the Common Stock or such Units;

(h)           in the case of Debt Securities of any series or Units which include Debt Securities, an indenture relating to the Debt Securities (the “Indenture”) and any supplemental indentures thereto will be duly authorized, executed and delivered by the Company, the trustee thereunder and any other party thereto; (ii) each person signing the Indenture and any supplemental indenture thereto will have the legal capacity and authority to do so; (iii) the Indenture, and, if applicable, any supplemental indenture relating to the Debt Securities, will have been duly qualified under the Trust Indenture Act of 1939, as amended; (iv) the Board of Directors of the Company will have taken all necessary corporate action to approve the issuance of Debt Securities of such series and to establish the terms of such Debt Securities, and will have caused, in conformity with the Indenture, a supplemental indenture or officers’ certificate attaching the resolutions of the Company’s Board of Directors setting forth the terms of such series of Debt Securities to be duly authorized, executed and delivered by the parties thereto; and (v) none of the Indenture, any supplemental indenture relating to the Debt Securities or any other instrument representing or setting forth the terms of such Debt Securities will include any provision that is unenforceable, the terms of such Debt Securities and of their issuance and sale will not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(i)           in the case of Units, (i) a unit agreement relating to the Units (the “Unit Agreement”) between the Company and a unit agent (the “Unit Agent”) will be duly authorized, executed and delivered by the Company and the Unit Agent; (ii) each person signing the Unit Agreement will have the legal capacity and authority to do so; (iii) the Board of Directors of the Company will have taken all necessary corporate action to approve the issuance of Units and to establish the terms of such Units and the Securities comprising such Units; and (iv) neither the Unit Agreement nor any other instrument representing or setting forth the terms of such Units and the Securities comprising such Units will include any provision that is unenforceable, the terms of such Units and of the Securities comprising such Units and of their issuance and sale will not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and will comply with any requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(j)           if Common Stock will be issued, certificates representing shares of Common Stock will have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations will have been made in the share register of the Company, in each case in accordance with the provisions of the Company’s Certificate of Incorporation and Bylaws;

(k)          if Common Stock will be issued, there will be sufficient Common Stock authorized under the Company’s Certificate of Incorporation and not otherwise issued or reserved for issuance;

(l)           if Common Stock will be issued, the purchase price for Common Stock payable to the Company or, if such shares are issuable upon conversion, exchange, redemption or exercise of other Securities, the consideration payable to the Company for such conversion, exchange, redemption or exercise will not be less than the par value of such shares; and

(m)         any Securities issuable upon conversion, exchange or exercise of any Securities being offered will have been duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange or exercise.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.           With respect to the Common Stock, when the Common Stock has been issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided for therein, the Common Stock will be legally issued, fully paid and nonassessable.

2.           With respect to the Debt Securities, when the Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture, and any applicable supplemental indenture, and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Debt Securities will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

3.           With respect to Units, assuming that the provisions of paragraph 1 and 2 have been complied with in respect of the Common Stock or Debt Securities included in such Units, when the instruments representing such Units have been duly executed in accordance with the provisions of the Unit Agreement, and issued and delivered in accordance with the terms of the applicable Definitive Agreement upon payment of the consideration therefor provided therein, such Units will be legally issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

We express no opinion concerning (a) the validity or enforceability of any provisions contained in the Indenture, or any supplemental indenture relating to the Debt Securities, or in any Unit Agreement, that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; (b) any provision that relates to severability or separability or purports to require that all amendments, supplements or waivers to be in writing; or (c) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited to the laws of the State of New York, the DGCL (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and applicable federal laws of the United States of America and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.  By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.